EXHIBIT 99.1

TransBioTec, Inc. Announces Receipt of a Purchase Order from AG Global Capital for its SOBR Ignition Interlock Unit

TransBioTec, Inc. announces that it has received a purchase order from its distributor, AG Global Capital for 250 of its SOBR Ignition Interlock Units.

SANTA ANA, Calif., April 7, 2016 /PRNewswire/ -- On September 10, 2014 TransBioTec Inc. (OTC: IMLE) announced the signing of a Master Distribution Agreement with AG Global Capital. Today the company is announcing that it has received a purchase order from AG Global Capital for 250 of the company's ignition interlock SOBR units.

Under the purchase order, the SOBR ignition interlock units will be installed in commercial trucks. The SOBR ignition interlock unit is designed to test the operator before the vehicle can be started by having the operator touch a sensor located in the SOBR device. The unit is preset to an ethanol alcohol concentration level specified by the fleet owner. If the test results are over the preset level, the unit will block the ignition signal. This is the first commercial sale of the SOBR product. TransBioTec's mission is to reduce alcohol related deaths, injuries and property damage.

About TransBioTec, Inc.

TransBioTec, Inc. has developed and patented a non-invasive alcohol sensing system ("SOBR") which includes an ignition interlock.  The alcohol sensing system offers a unique solution to the national drunk driving problem that can now be applied to new markets. SOBR consists of two parts: an ethanol alcohol detection system and an ignition interlock device connected through a microprocessor. SOBR detects the ethanol alcohol level of the operator and does not allow the vehicle or equipment to start if the ethanol alcohol level is above a preset limit.  In addition, random real-time monitoring also ensures that the operator cannot continue to operate a vehicle with an unsafe alcohol level. TransBioTec is currently developing a handheld application that can be applied to several different markets.

About AG Global Capital

AG Global Capital is a diverse financial and advisory company, located in Newport Beach, CA. The principals have decades of experience in international markets in both manufacturing, distribution and financing. AG Global Capital has formed a marketing and distribution arm specifically to market and sell TransBioTec's SOBR product in Turkey, Sweden and the GCC.

Forward Looking Statement

TransBioTec, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements may prove incorrect and include risks associated with, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in  TransBioTec, Inc.'s filings with the Securities and Exchange Commission, including TransBioTec, Inc.s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT: Charles Bennington, President, TransBioTec, Inc., Telephone: (714) 667.7139, Email: cbennington@transbiotec.com, URL: http://www.transbiotec.com/